Exhibit 99.2
SEC          THE  OFFICE  OF  SECURITIES  AND  EXCHANGE  COMMISSION

                                                 15th July 1999
To   Managing  Director
          ING  (Thailand)  Mutual  Fund  Management  Securities  Co.,  Ltd.

          No. Kor Lor Tor. Nor. 1089/2542 Re: Application for approval to
          ---------------------------------------------------------------
          establish and manage Mutual  Fund  Immovable  Asset  Bangkok  RE  Fund
           ---------------------------------------------------------------------

          Pursuant to the letter of your company No. ING. 044/2542, dated 20th May 1999, No. ING. 059/2542, dated 27th May 1999, No. ING. 088/2542, dated 18th
June 1999, No. ING. 106/2542, dated 9th July 1999 and No. ING 107/2542, dated 12th July 1999, applying for approval to establish and manage the Mutual fund Immovable Asset Bangkok RE Fund, which is a mutual fund of immovable asset to solve the problem in the financial institute, the type no repurchase of the investment unit, the amount of capital of the project is 1,000 Million Baht and not prescribing the ending period of the project, as per details already stated:





          The  Office  has  considered  and  would  like  to  state  as follows:
          1.It is approved that your company may establish and manage the Mutual Fund Immovable Asset Bangkok RE Fund, which is a mutual fund of immovable asset to solve the problem in the financial institute, the type no repurchase of the investment unit, the amount of capital of the project is 1,000 Million Baht and not prescribing the ending period of the project, as per details already stated, as applied for;

          2. It is permitted that Asia Properties Inc. may hold the investment unit of the Mutual Fund Immovable Asset Bangkok RE Fund for not more than 99% of the total units sold of the Mutual Fund. This is with the condition that this Mutual Fund will invest in the immovable asset, which Asia Properties Inc. or associate company is the owner, by not more than One-third of net asset of the mutual fund, and said Mutual Fund shall have holders of the investment unit as the institute investors according to the Notification of the SET and Securities Commission, No. Gor Jor. 13/2539; Re: Submission and exemption of the submission of the particulars and information on the offer to sell securities, dated 12th September, B.E. 2539, for not less than 10 institutes.

          For  your  information

                                   Yours  faithfully,


                                         Signature
                              (Mr.  Pakorn  Malahul  Ayudhaya)
                                   Secretary-General

Investment  Management  Supervision  Department
Tel.  252-3223  ext.  2734